On July 18, 2014, The Interpublic Group of Companies, Inc. held a conference call to discuss its second quarter and first half of 2014 results.
CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies David Bank RBC Capital Markets Brian Wieser Pivotal Research Group Tim Nollen Macquarie William Bird FBR Capital Markets	Tracy Young Evercore James Dix Wedbush Securities Daniel Salmon BMO Capital Markets Peter Stabler Wells Fargo Securities Benjamin Swinburne Morgan Stanley

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2014 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and first half of 2014. I’ll start out by covering highlights of our performance. Frank will then provide the additional detail, and I’ll conclude with an update on our agencies and the tone of the business, to be followed by a Q&A.
We are pleased to report a quarter of strong revenue and profit growth. Revenue increased 5.4% compared to Q2 a year ago. Net acquisitions had a positive 1.2% impact, while FX was a negative 0.5%. Organic revenue growth in the second quarter was therefore 4.7%, driven by increases in most world regions, and across client sectors and disciplines.
Operating profit in the quarter grew 12% to $196 million, and our operating margin expanded 60 basis points to 10.6%.
Diluted EPS was $0.23, an increase of 28%, and includes a non-operating charge of $0.02 per share for the early redemption of our debt.

Looking at the first half of the year, organic growth was 5.6%, and operating margin increased 130 basis points.
Turning to additional color on the second quarter, our growth included increases across a broad range of client sectors that includes retail, healthcare, financial services, automotive, and food & beverage.
In the U.S., organic growth was 2.9% in Q2, or 3.5% excluding pass-through revenues, led by our digital specialists, Mediabrands, McCann and CMG.
International continued to be strong with 7.1% organic growth in Q2. Increases were solid in all major regions, with the exception of Continental Europe. Organic growth was 16.4% in the U.K., 7.4% in LatAm, 4.4% in AsiaPac and 18.0% in our group of Other Markets. Continental Europe decreased 1.4% organically. International growth was notably strong in digital, media and marketing services.
For the first half of the year, the 5.6% organic growth reflected positive contributions from advertising, digital, marketing services and media, as well as all regions of the world. Our margin growth of 130 basis points for the first half of the year was driven by an equal contribution of operating leverage on both our salaries & related and office & general expenses.
As we have said previously, in addition to revenue growth, cost discipline and margin enhancement are a top priority for this year, and we are executing against that objective.
In the second quarter, our capital structure and financial strength continued to be a source of value creation. We had a sharp reduction in interest expense compared to a year ago, which was due to our debt refinancing activities. With respect to share repurchase, during Q2 we used $52 million to repurchase three million shares, while over the trailing 12 months we have utilized approximately $400 million for share repurchases. We had $321 million remaining on our authorization at the end of the quarter.
In sum, we are encouraged that performance in the quarter and the half underscores the competitiveness of our agencies and the quality of our offerings in key growth markets and disciplines. The overall tone of business remains solid, and we are effectively managing expenses.
We therefore believe that we are well-positioned to exceed our organic growth target of 3-4% and improve operating margin by at least 100 basis points, to 10.3% or better.
At this stage, I’ll turn things over to Frank for additional detail on our results, and I’ll join you after his remarks for an update on our operating units, to be followed by our Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael has touched on.

•	Organic growth was 4.7% in the second quarter, with international up 7.1% and the U.S. up 2.9%.

•	Operating profit was $196 million, an increase of 12% in Q2. Operating profit grew 39% in the first half of the year.

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Q2 margin was 10.6%, an improvement of 60 basis points compared with last year’s Q2. The combined impact of a stronger dollar where we are more profitable, and a weaker dollar in less profitable markets, resulted in a translation headwind of 40 basis points to margin.

•	Diluted EPS of $0.23 includes a charge of $0.02 per share for the early redemption of our $350 million 6.25% notes. The charge is in Other Expense, below operations.

•	Q2 average fully diluted shares decreased 4.5% from last year due to our share repurchase program.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here it’s worth noting that interest expense decreased to $23 million from $38 million a year ago. You’ll recall that in Q2 2013, we carried a temporarily higher debt balance, having issued new debt ahead of debt redemptions later in 2013. The comparison also reflects our lower run-rate interest expense this year.
Turning to revenue on slide 4:

•	Revenue was $1.85 billion in the quarter, an increase of 5.4%.

•	Compared to Q2-13, the impact of the change in exchange rates was a negative 50 basis points, while net acquisitions added 120 basis points. The resulting organic revenue increase was 4.7%.

•	Excluding pass-throughs, organic growth would be 4.9%.
As you can see on the bottom half of this slide, we had solid growth in both our reported segments:

•	At our Integrated Agency Networks, the organic increase was 4.0%, led by our digital specialists and media business, with increases in both the U.S. and international markets.

•	At CMG, organic growth was 7.9%, led by continued outstanding performance at our PR agencies and growth in sports marketing.

Moving on to slide 5, revenue by region:

•	In the U.S.:

◦	Q2 organic growth was 2.9%, and was 3.5% excluding the impact of lower pass-through revenues in our direct marketing and events businesses.

◦	Our top client sectors were healthcare and auto.

◦	We were led in the U.S. by Mediabrands, digital agencies Huge and R/GA, McCann and CMG.

•	Turning to international markets:

o
We had strong U.K. performance, with 16.4% organic growth. Growth was approximately 13% excluding the increase of pass-through revenues at our events business. We were led by sector increases in food & beverage, consumer goods and retail. We had significant growth across all agencies, with the most significant increases at our marketing services specialists, Mediabrands, McCann and Lowe.

It’s worth noting that total growth in the U.K. was 33%, which includes about 10% from the stronger sterling. It also includes 7% from our acquisitions in the region, notably from FCB Inferno and Lowe Profero.

o	Continental Europe decreased 1.4% organically. We had solid growth in Germany and Spain, but that was more than offset by decreases in other markets, notably France and Italy.

o
In AsiaPac, our largest international region, Q2 organic growth was 4.4%. Excluding the impact of lower pass-through revenue, due to events last year that did not repeat, organic growth was a little over 6%. We were led by double-digit growth in China, and strength in Mediabrands, R/GA and Lowe.

o
In LatAm, organic growth was 7.4%, which is on top of 16% a year ago. We had growth across all agencies, led by Lowe and our marketing services specialists. We had solid growth in Brazil and double-digit increases in several other markets. As you can see on this slide, revenue as reported decreased in the region, which is due to sharply weaker local currencies relative to the U.S. dollar.

o	In our “Other Markets” group, which is made up of Canada, the Middle East and Africa, we had 18.0% organic growth, which was due to strong increases in the Middle East and Canada.
On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 4.4%.
Moving on to slide 7, operating expenses:

•	In the second quarter, total operating expenses increased 4.7% compared with our reported revenue growth of 5.4%.

•	Our Q2 ratio of salaries & related expense to revenue was 63.2% this year, compared with 63.8% a year ago, an improvement of 60 basis points.

o	Underneath that, our expense for base salaries, benefits & tax was 53.6% of revenue, compared to 53.5% a year ago.
However, this is where we saw most of the currency headwind to margin compared to a year ago. While FX decreased our revenue by 50 basis points compared to Q2 2013, it created a small increase in our expense for base payroll, benefits & tax. The result in reported terms was 30 basis points of margin pressure.

o	Moving on, expense for temporary labor was 3.7% of revenue, compared with 3.6% a year ago.

o	Incentive expense was 2.7% of revenue.

o	Severance expense improved by 40 basis points.

o	All Other salaries & related expense was 2.3% of revenue, compared with 2.6% a year ago.

o
Total headcount at quarter end was approximately 46,500. That is a net increase of approximately 500 from March 31, about 40% of which was due to acquisitions during the quarter. The balance of the increase was in higher growth areas of the portfolio such as digital and PR, as well as in growth regions of the world.

•	Turning to office & general expenses, on the lower half of the slide:

o	O&G expense was 26.2% of Q2 revenue, an improvement of 10 basis points from a year ago.

o
Within our O&G categories, compared to last year we had 30 basis points of operating leverage on occupancy expense, 20 basis points on telecom, office supplies & travel and 10 basis points on professional fees.

o	Going the other way, we delevered 50 basis points on Other office & general expense. That reflects increased expense in several categories, primarily related to changes to our acquisition earnouts.
On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 9.7%, which excludes the restructuring expense in Q4-13.
Turning to the current portion of our balance sheet on slide 9, we ended the second quarter with $901 million in cash and short-term marketable securities. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year end. June 30 last year included $630 million of cash that we had raised and subsequently used for debt redemption in Q3 2013.
On slide 10 we turn to our second-quarter cash flow:

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Cash provided by operations was $169 million, compared with $184 million a year ago. Working capital was within the normal range for Q2, a use of $24 million this year, compared with a positive $17 million in Q2 2013.

•	Investing activities used $52 million for acquisitions and cap ex.

•	Financing activities generated $2 million, which reflects the issuance of new debt, offset by debt redemption, share repurchases and dividends, as well as lower bank borrowings.

•	Our net increase in cash and marketable securities for the quarter was $125 million, compared with a $32 million decrease a year ago.

On slide 11, we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.76 billion at the most recent quarter end. Note that in Q2 we issued $500 million of new ten-year notes at 4.20% and redeemed our 6.25% $350 million notes.
In summary, on slide 12, the quarter and the first half represent solid results and good progress toward our financial objectives for the full year. We are seeing solid growth in areas where we have focused our investment in both people and acquisitions, that is to say, high-growth regions, as well as the digital and marketing services disciplines. Our operators are focused on the appropriate cost disciplines and margin expansion. And our balance sheet is an important area that we can continue to deploy for value going forward.
With that said, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Well, we’re pleased that the second quarter featured solid performance, with competitive organic revenue growth and a continued focus on cost discipline to drive margin enhancement. The tone of the business is good, and conversations with clients point to a continued commitment on their part to invest behind their brands, with a particular focus on efficiencies and effectiveness.
Overall, our new business pipeline is sound. We are seeing quite a bit of activity in digital, marketing services and when it comes to clients looking for integrated solutions that combine the offerings of multiple agencies. This is increasingly important in order to reach and motivate consumers in a very complex media and marketing landscape. Obviously, our win on Microsoft is a strong proof point that, when we tap into the right talent from across the group, we can be successful in addressing the needs of even the most sophisticated global clients.
Turning now to an update on our companies, we continued to see very strong performance at CMG, driven by Weber Shandwick, Golin and DeVries in public relations, as well as Octagon in sports marketing. While our digital offerings in the marketing services space are already leading edge, we are pleased to have completed two significant acquisitions during the quarter. Prime is a highly creative digital agency that will further enhance Weber Shandwick’s social practice throughout Europe; Genuine Interactive will be a key driver in elevating the digital agenda across Jack Morton’s global network.
McCann once again posted good results. The agency prevailed in the highly competitive Cigna pitch, and added business from a leading multinational client in Reckitt Benckiser, as well as winning major local assignments in Europe and Asia. The industry and the marketplace have taken notice that McCann is viewed as a strong competitive force. We are therefore seeing a great deal of interest from senior talent in joining a powerhouse that is building strong positive momentum in the marketplace.
Performance at Mediabrands remained strong in the quarter. As you know, we introduced a new media model some years ago that has taken our offerings upstream, into more strategic engagements and significantly more activity in the digital, content creation and programmatic arena. The tech side of media is evolving rapidly. We’ve demonstrated the ability to stay ahead of those developments in recent years and continue to believe we will thrive in this new environment. Our unique “cluster” approach to regional management has also led to significantly enhanced collaboration and better work. UM and Initiative remain strong global network players, and we will be looking to them to build on recent wins, such as Heinz globally and Warner Brothers in Latin America.
FCB continues to make progress in its transformation. The agency just posted its best-ever performance at Cannes, which is important in light of its stated goal of building a creative idea culture. This included a Grand Prix in the mobile category for Beiersdorf, the agency’s largest global client. The recent BMW win in London is significant and demonstrates that the Inferno acquisition has helped FCB raise its game in the U.K. Performance in Brazil and India, where the agency is among the market leaders, remains strong. Top talent has also been successfully recruited in strategic planning roles at the global level, in New York and Shanghai. Management is still assessing capabilities in some European markets, but overall we are seeing encouraging signs from the network.
At Lowe, emerging markets remain an area of strength, as does the high standard of the agency’s creative product. As you know, we are enthusiastic about the potential that Profero brings to Lowe’s high-value idea platforms in a new range of media channels. Lowe and Lowe CE have been very active with the pitch consultants and are being included in a number of regional opportunities. The agency’s Lenovo win has the potential to grow into another important global client, along with Cadillac and, of course, Unilever.
Our digital specialist agencies all posted very strong performance in the quarter. R/GA keeps getting stronger as a global agency and has developed a broad range of marketing and consulting capabilities. Huge is on the same growth path, with multiple U.S. agencies and a London presence, as well as an outstanding performance year-to-date. And MRM is already among the leading global digital networks in our industry, and has been a key contributor to a number of our major IPG “open architecture” wins in the past year.
A number of our strong U.S. independent agencies, such as Hill Holliday, Martin, Mullen and Deutsch, are also increasingly participating in integrated, cross-agency efforts. Given the strength of the strategic, creative and digital talent within those agencies, this can be another driver in meeting our overall IPG growth objectives.
At the mid-point of the year, we are pleased with our results and progress. Our portfolio of agencies is strong. We are winning share in digital and marketing services, successfully innovating with our media offerings, and our global ad networks continue to trend positively. Our longstanding strategy of embedding digital expertise within all of our agencies, while also investing organically behind our digital specialists, is delivering excellent results.
Our financial strength has been, and will continue to be, a source of significant value creation. We’ve been very successful in deleveraging, while returning approximately $1.8 billion to our shareholders over the past three years.
We expect solid growth in the second half, though somewhat tempered relative to the first six months. We believe that we are well-positioned to exceed our organic growth target of 3-4% for the year and improve operating margin by at least 100 basis points, to 10.3% or better. To do so, we must stay closely focused on execution. And we’ve been consistently clear that, for us, 2014 is all about execution.
This means driving further competitive growth and staying focused on costs, so as to significantly improve margins This will allow us to continue to build on recent performance and further enhance shareholder value.
At this point, I’d like to thank you for your continued support and open up the call for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from Alexia Quadrani with JPMC. . . .
Alexia S. Quadrani, J.P. Morgan:
Thank you. You guys have done a great job in your business wins lately. Could you give us an update, inclusive of some activity you’ve seen in the most recent quarter, of how we should expect the rest of the year to play out in terms of when the tailwinds and headwinds may hit us?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. Well, what we’ve said in the last call, that we were sort of overweighted in terms of the tailwinds in the first half of the year, and we expected that to level out in the second half of the year, that’s the way it’s playing out. We just did our bottoms-up REs for the full year. And that’s why we’re comfortable with our comment, which I know you’ve already picked up, that we expect to exceed the 3% to 4% organic growth on the revenue side for the full year. But for the second half of the year, I think it levels off, because we are starting to cycle through some of the client losses that we did suffer and offset that against the client wins in the second half of the year.
But the important point here is that the tone of business is very solid. I think the results that you’re seeing, if you put aside the noise between FX and the pass-throughs, we had solid performance across our regions as well as our agencies.
As far as the new business, we do — there is one big global pitch out there, and in that, we have our media agencies, particularly BPN, which is leveraging all the tools and resources within Mediabrands, as well, in that pitch. So, we are very comfortable with our offerings across the board, and I think our results that we are reporting today are indicative of the solid performance.
Ms. Quadrani:
When you look at Continental Europe, which remains volatile industry-wide, do you think the underlying trends are, despite the volatility, trending in the right direction? Is there any sign of improvement in France? What will it take to get France back in a flattish or positive territory?
Mr. Roth:
We’re not counting on France to pull us out of a global economy rebound, if you will. But, what we said at the beginning of the year was, we weren’t expecting a great expansion in Continental Europe. The fact that we were positive in the first quarter — frankly, the timing issue with respect to some of our existing clients and some client wins — the fact that we were negative in the second quarter: for the first half, we’re still slightly positive. And what we said with respect to going into the year was, we expect Continental Europe to be flat to slightly up. And that’s what we’re seeing. I think with that kind of background, I think that’s how we can be comfortable and poised to deliver on our promises in margin expansion.
But we’re a ways off before there’s a recovery in Continental Europe. Obviously, Germany has been strong for us, and Italy had some good performance. But France continues to weigh on us, and we are looking at things in France that help bolster our offerings. But again, it’s not going to solve everybody’s problems in terms of global economic recovery.
Ms. Quadrani:
All right, thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question comes from John Janedis with Jefferies. . . .
John Janedis, Jefferies:
Thanks, good morning. Frank, it’s good to see the continuation of the operating leverage in the SRS line. I know you spoke to the FX impact on base and benefits. But in the context of this year’s margin target, can you talk about the incremental headwind from currency today, relative to your initial target?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Well, right now, we think, John, that there’s probably about 15 bps of margin pressure related to FX. That’s not significantly off of what we anticipated coming into the year. So, assuming rates stay the same, the FX crosses stay the same, it shouldn’t be an issue with respect to meeting our targets.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me add, there. These FX headwinds, these are translational issues. They’re not actual exposure, in terms of currency. So it’s all translational, which obviously we don’t have much to do in terms of fixing.
Mr. Janedis:
Got it. Okay, thanks. Michael, just, over the last year, we’ve seen a lot of the industry’s attempt to build scale or consolidate. On a practical level, can you talk about any potential impact on your business from the proposed deal in the media space?
Mr. Roth:
What deal is that, John? [Laughter.] Look, consolidation and scale has always been an issue in our industry. In terms of media owners and obviously in terms of our own industry. We always say, we are positioned, from a scale point of view, to be competitive. Obviously, with the fact that NBC Universal is such a powerhouse in the media space, having one more big powerhouse, I think sort of balances out the strength of NBC Universal. And I think, in the long run, from our perspective, it gives us additional leverage, which is what I think it does. But, I think it’s interesting to see.
Content is important, and obviously, the players that are involved here have significant content that’ll drive future dollars with respect to the work that we do to move the needle for our clients. So, that’s what we do. So whatever it turns out to be, we will be responsive to what our clients’ needs are, and we’ll respond to the marketplace. But I think it’s totally consistent with what we’ve been saying about the trends in our industry. Content is important.
Media owners are consolidating their offerings for their clients, which gives them leverage against the buyers of that space. And our job is to navigate through it. So I think in the long run, it will be probably positive for us. I don’t think it’s going to be negative; it’s a question of how we negotiate on behalf of our clients. It may be a little more difficult to negotiate, which frankly adds to our value, because that’s what we do.
Mr. Janedis:
Thanks a lot.
Mr. Mergenthaler:
Thanks, John.

Operator:
Thank you. Our next question comes from David Bank, with RBC Capital Markets. . . .
David Bank, RBC Capital Markets:
Hey, thanks, guys. It looks like Magna has done some real industry leadership here with the experiment with ABC on the programmatic side for the dot com properties. Can you talk about what this augers? Sort of similar partnerships for other online extensions for the TV side? Do you feel like you’re getting closer to the goal of moving linear TV onto the programmatic side as a product you guys offer or a tool? What do you think is going on there?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, when this all started, we always commented that the last to be included in this was going to be premium content, because it’s going to be hard for the media owners to throw that into the mix. But that’s what gives them all of their leverage.
This experiment with ABC is an experiment. It’s not large. I don’t want, I don’t think we should be putting it out of proportion, in terms of the amount of content that’s being put in that space. But it will be interesting to see, and like all experiments, if it proves to be successful, then we’ll be seeing more of it.
I think the last to come into the fold is going to be premium content. And frankly, if I was a media owner, I would understand that, because once they let go of that, and you lose some significant amount of your leverage — and frankly, that’s what it’s all about.
But I do think, ultimately, this whole automation is moving forward, and we’ve been leaders in that, and the consortium that we put together is indicative of the fact that collaboration in this space is really the way to do it. And, I think, we’re showing that, that we have the ability to cross the different media owners and put together an offering for our clients that is competitive and realistic in the marketplace and in their best interest. So I think it’s certainly an area that we’re going to continue to invest in, and I think it’s going to be an area that’s going to change dramatically as we go forward. And, again, that’s what we do. We’re supposed to be part of the changing landscape and providing advice to our clients. So, I think this will be an interesting one to unfold. Eventually, it’s going to be part of it, but we’re not sure what form it will take.
Mr. Bank:
Okay. Thank you very much.
Mr. Roth:
Okay.

Operator:
Thank you. Our next question comes from Brian Wieser with Pivotal Research. . . .
Brian Wieser, Pivotal Research Group:
Thanks for taking the questions. I was wondering — you noted that media was a source of growth — I was wondering if you could talk about the products and services beyond conventional planning and buying inside of Mediabrands that are doing relatively better than others? And whether it’s like the Ensembles, ID Medias or some other aspect of the product?
I had a separate question then; I’ll just throw it out now. I saw news from Australia about R/GA getting an assignment creating optimizing ads that are bought programmatically. I think it was Telstra. I’m just wondering if you can characterize if you think of any opportunities, or how big the opportunity is, for the non-media agencies around programmatic trading?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, everybody’s trying to do their own programmatic trading, as you know. Both our clients are doing their own, media owners are doing their own, and obviously an agency like R/GA — [Technical interference.] I think we’re having — Brian, I’m not sure if whether it’s your connection, but I won’t don’t take that personally —
Mr. Wieser:
I’ll mute my line.
Mr. Roth:
But what we’re trying to do from a Mediabrands perspective is bring all the different disciplines within Mediabrands. That’s why Mediabrands exists, that is, basically, to put together all the resources. So what you’re seeing is ID Media, Ensemble, I think what we’re doing in terms of Mediabrands Publishing and content generation, these are all things that clients are looking for in order to reach the consumer in a modern way. That’s why we’re excited about it, and that’s where we’re investing our dollars.
I do think if you just translate that into the big transactions that I just talked about, everyone is chasing content and how it’s going to be able to be part of the storytelling. That’s what we do.
So Mediabrands, with its various disciplines and bringing them altogether in that integrated offering, we hope provides a competitive advantage. And that’s exactly what the integrated offering is all about, Brian. We’re supposed to reach across all of IPG and bring in the best we have to meet the needs of our clients. The stuff you’re seeing out of Magna and Mediabrands Publishing and Ensemble, and mobile — obviously mobile is a big part of this going forward — and search, all coming together. So it’s a pretty exciting time for us in this environment.
Mr. Wieser:
Thank you very much.
Mr. Roth:
Thank you, Brian.

Operator
Thank you. Our next question comes from Tim Nollen with Macquarie. . .
Tim Nollen, Macquarie:
Hi, thanks. Hearing your positive commentary about tone of business and about client commitments is great. I just wanted to check on the Q2 organic revenues. Am I thinking too much about it, seeing declines in most regions? I clearly understand Europe isn’t fully back on its feet, and France, we know, is weak. But were there any one-time items, timing issues? Were there any timing of account wins or losses, anything like that, that just might have brought those numbers down a bit? And is that really nothing to worry about?
Michael Roth, Chairman of the Board and Chief Executive Officer:
No. Look, our business — we can’t time our clients on a quarterly basis to fit models. We are cycling through — we have client tailwinds in the first half of the year, and as you cycle through them and they become part of the year-to-year comparison, then the organic growth is affected by that. The fact is, we had the business. It’s just a question of sequential growth following up on a strong quarter, which is what you’ve seen.
I did say we did have some client losses. I did indicate they will flow through in the second half of the year, offset by client wins, which is why I said the second half of the year will temper off in terms of the overall organic growth. But, there’s nothing dramatic happening in those numbers other than the timing of new business wins coming on-stream, the effect of some client losses and just comparisons from a year-to-year basis.
And on the international side, when you have 16% growth in Latin America, it’s hard to keep repeating that type of growth. So, when you come back with a 7% growth on top of that, it’s a pretty strong performance.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Tim, six-month growth is 5% plus. We’re pretty pleased with that.
Mr. Nollen:
No, I don’t think anyone should complain about 4.7% organic in Q2, either. So I just want to make sure about items in Q2 . . .
Mr. Roth:
It’s sequencing and comparison.
Mr. Nollen:
Fine, fine. Thanks very much.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
Thank you, Tim.

Operator:
Thank you. Our next question comes from Bill Bird with FBR. . . .
William Bird, FBR Capital Markets:
Good morning. I just have two questions. First, are there any puts and takes on margins that we should take into account in the second half? And then, Frank, what are your thoughts on use of the balance sheet and adding leverage? Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I’m not sure, Bill, of puts or takes. One thing that does create volatility for us is around the contingent liabilities for earnouts. We can’t control that. It’s intellectually weird accounting when your earnouts, when your acquisitions are doing better, it hurts your current P&L. But that’s a good thing. So that’s volatility we can’t really control.
With respect to the balance sheet, we have $300 million plus left on our share buyback program, and we’ll continue to execute against that program.
Michael Roth, Chairman of the Board and Chief Executive Officer:
All you have to do is look at the news this morning and global macroeconomic issues that are out there. I don’t think this is the time for us to borrow money to buy back shares, which is implicit in the question you just asked. We have a strong buyback program that’s been in place. You’ve seen us execute against that in an orderly fashion. I think it does well for our shareholders to have that kind of flow in the marketplace and to be consistent, as opposed to trying to be opportunistic and levering up our balance sheet.
One of the things we’ve spend a lot of time on the last, frankly, eight years, nine years is making sure our balance sheet is strong so that the fluctuations in macroeconomics can be well absorbed, if there were such an impact again. We learn by experience, and I think between our dividends, between our share buyback programs — and, frankly, we still have one more rating agency to get us to investment grade — that we’re very comfortable with the leverage right now. If you look at our maturity schedule, we don’t have any maturities coming due in the next couple years, which is a pretty good place to be in a world that is facing the challenges that we’re seeing.
So I think the financial position of IPG is the best it’s been in for years. We’re proud of it. And we’re investing in our businesses, and we’re returning a fair return to our shareholders. And that’s what we are supposed to do.
Mr. Bird:
Thank you. Just to follow-up on margins. Based on where currency rates are right now, what do you expect the impact to be of currency on margins in the coming quarter or two?
Mr. Mergenthaler:
We said for the year, 15 basis points, if currencies remains as is, negative, to margins.
Mr. Bird:
Okay. Thank you.
Mr. Mergenthaler:
You’re welcome.

Mr. Roth:
Thank you, Bill.

Operator:
Thank you. Our next question comes from Tracy Young with Evercore. . . .
Tracy Young, Evercore:
Yes, hi. Two questions, if I could. One is related to the Microsoft win, the global creative business win. Is there anything that we should think of in terms of onboarding employees? Are there any changes that we should think of there, both on the revenue or the expense side?
Then, in terms of the World Cup, did that have any impact in the U.K.? Or what would you suggest is the reason for that great performance there? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
No, the World Cup was not an effect on the U.K. Actually, in the U.K.it was across the board. All our agencies are — everything was doing pretty well in the U.K. So, it wasn’t just one particular one-off. So we’re quite pleased. Remember, we did invest in some acquisitions in the U.K. with Profero and Inferno, as well as all our — McCann, Lowe, CMG — performance there. So U.K. was pretty much across the board.
As far as onboarding Microsoft, all of that is taken into consideration on the revenue side and the margin side that Frank was talking about. We did have some upfront costs. We continued to hire against it, and we’ll see the revenue coming onstream in the second half of the year, which is why we said that the impact of cycling through in the second half of the year should net out against the two. That includes onboarding staff for the Microsoft win.
Ms. Young:
Okay. Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you. Our next question comes from James Dix with Wedbush. . . .
James Dix, Wedbush Securities:
Good morning, guys.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.
Mr. Dix:
Two things. One on, first, on growth. You’ve said in the past you’re comfortable over-indexing versus the industry in terms of your business mix to the U.S. Could you give a little color on why you think that’s a positive going forward? Specifically, one of two things. First, organic growth was a little slower in the first half in the U.S. than internationally, which was very strong. And then, second, I presume most of your clients are global brands with a global P&L and presumably not particularly tied to the results of the U.S. on its own.
And then, secondly, you’ve been pretty vocal as a company about the importance of the shift to programmatic buying for your business and the industry overall. Do you think the shift to programmatic buying leads to higher ad spending by clients? Or, is it leading more to a shift in spending among the various sources of inventory? And then how has the shift to programmatic, so far, been impacting the growth and margins of your businesses, if at all? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that you want me to answer? Okay.
Mr. Dix:
All of that — And I even wrote them down so I can repeat them if you want.
Mr. Roth:
[Laughter.] I got them, don’t worry about it.
First of all, I’m still very comfortable with our mix. If you look at the world base, North America was 59% of our business, U.S. is 56%. Given the uncertainty and the global footprint, I’m pretty comfortable with the United States as being a place to put money and businesses to invest in. Ultimately, our goal was to get to 50-50, and get there by growth in the international markets, particularly in the emerging markets. We’re very comfortable with our offerings in the emerging markets. India, we saw double-digit growth in China, Latin America, all our networks have strong presence in Latin America, including our media businesses. So I think our footprint is very strong.
I’m very comfortable with the weight in the U.S., because frankly, it still is the global powerhouse in terms of economic strength. Obviously, double-digit growth in China is important. But, everyone’s looking to the United States to have sustained growth. Even without double-digit growth in the United States, we can convert and expand our margins, which is what we should be doing.
On program buying, it’s kind of interesting, if you think about it. This is the first time digital has exceeded network spend. We forecast it to overtake all broadcasting in the next couple of years. Obviously, program buying has something to do with that. The upfronts were kind of weak this year. That doesn’t mean to say that we won’t see in the back half of the year strength on the scatter side. I still think that’s a very important place for us to be. And the efficiencies of automation and program buying is here to stay, and everyone is seeing how it’s going to go, in terms of whether it’s private exchanges, whether it’s public exchanges, whether it’s customized exchanges. It’s all about data and being responsive to reaching the consumers in a more efficient way. We have to be able to invest in that, and that’s what we’ve done. So, yes, I think it’s going to be an important part of the future of how we do buying, particularly on the digital side.
As far as the mix goes, we’re agnostic. Our business is agnostic. We’re advisors. We provide advice to our clients in terms of where they should spend their dollars. Now, do we think that if we take a look at a cradle to grave perspective of their total dollars to spend, do we think if we can take a look at that, we can save them expenditures in terms of reach and effectiveness? Yes. But, it takes that integrated offering for us to do that, and program buying is part of our ability to deliver on those promises.
So that’s why I say, when — it took me a whole call to get to confusion is good. But confusion is good, especially when you have the expertise that we have that we can bring to the table.
I think I —
Mr. Dix:
Great.
Mr. Roth:
— answered both your questions —
Mr. Dix:
Sorry —
Mr. Roth:
That’s okay —
Mr. Dix:
Just one thing — so is the shift to programmatic helping your growth in margins, do you think, for your business or —?
Mr. Roth:
It’s not a big margin —it helps our growth in margin because we’re servicing our clients. And when we service our clients, we’re in there talking to them. We’re working with them in terms of their reach and what their content is, what they should be buying, where they should be spending their money. That helps our margin, okay? Is it high margin —
We don’t take inventory. That’s a big issue in our industry, in terms of what inventory we’re selling. And other than our barter business, which frankly there is some inventory there, but that’s part of the business model, we don’t take positions, and therefore, we’re agnostic in terms of what inventory we sell. So we’re not making profits on the inventory that we’re holding to sell to clients.
Mr. Dix:
Okay. So the impact is more just it’s taking you up the value chain in terms of the advice you’re giving clients.
Mr. Roth:
Right.

Mr. Dix:
Okay. Great. Thanks very much.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Your next question comes from Dan Salmon with BMO Capital Markets. . . .
Daniel Salmon, BMO Capital Markets:
Hi, good morning, everyone. Michael, just thinking on the marketing services side of your business, maybe agencies like MRM, how much are you seeing any change in how clients are thinking about first party data, CRM platforms, that sort of classic database build? Some of the other competitors like Epsilon have mentioned seeing new verticals, start to look at those strategies in a little bit more detail where maybe they wouldn’t have previously. They’re more brand advertisers. Also, maybe some more mid-market clients looking at it, something that might have been too expensive for them previously. Is that a trend you guys are participating in as well?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Oh, yeah. That’s — MRM’s business is very strong on a global basis. Really, they — and these are big, big projects, okay? And data management is critical to that. That’s where the tools and resources really come into play. So we’ve got big, global clients that we are working with, and it works. That’s where a lot of the action is taking place, because there is accountability. This business, ultimately, if you are a CEO of a company — and that’s why I made the comment about efficiencies and effectiveness: clients will spend money when we can prove that it’s effective. And the businesses like MRM and the CRM businesses, historically, it’s accountable, and we can prove it. And it works.
So I think it’s a good part of our growth story. And as a result, MRM is doing quite well. And, as I indicated, that type of discipline is part of that integrated offering that we bring to the clients, and it’s becoming more prominent as we go forward.
Mr. Salmon:
Do you see that type of work in the Integrated Agency Networks line primarily because it’s within there? Or is there some of that type of work in CMG as well?
Mr. Roth:
Well, if you’re referring to the data part of it, the answer is yes, it’s across the board. But that’s — the mechanics of that business, frankly, it’s labor-intensive, that’s one thing. Everyone thinks it’s all mechanical. It’s not. It’s labor-intensive. There are only a lot — a few companies that have the resources to be able to do that on a global basis. That’s one of the reasons MRM is so successful at it. They have the horsepower. They have the technology and the resources to make that happen.
That’s why we use MRM as part of the integrated offering even outside of McCann. Again, that’s part of the open architecture that IPG can bring to the table.
Mr. Salmon:
Just a last one on that, just on that open architecture. Are you seeing an agency like MRM start to work more with Mediabrands on applying those CRM systems to programmatic strategies?
Mr. Roth:
Well, I don’t know specifically on programmatic strategy, but it’s all data. The answer is yes. That’s what the open architecture is all about. And that is you have media, you have CRM, you have creative, you have social media, you have PR — I mean, that’s really what we do best.
The industry has gone through cycles of where you pick out specific expertise, and you try to put them all together. Or you go to one source and you have an agency of record and they have all the resources—

Frankly, the Worldgroup has all these resources. But every — even on the Worldgroup, we reach out to other agencies to help, in terms of expertise. So, that’s where this industry should be, and that’s where it’s going right now. Clients want to make sure they’re getting all the resources we have, and it’s up to us to deliver it. They all have to work together. That’s not easy to do. But we’re seeing much more success at it than we did years ago, and that’s why we’re winning business.
Mr. Salmon:
Great. Thank you.

Operator:
Thank you. Our next question comes from Peter Stabler with Wells Fargo Securities. . .
Peter Stabler, Wells Fargo Securities:
Good morning. I wanted to ask you about talent. And specifically, as the industry moves more towards digital capabilities, your competitive set for talent — and this is something we’ve all talked about a bit — it’s certainly widening. Historically, you and your peers have not been significant users of non-cash compensation. Wondering if the hiring climate, in particular the digital hiring climate, and the competitors are leading you to change your view on that? Could we expect, let’s say a year from now, different types of comp packages out there for this type of employee?
Just a quick follow-up on that. Frank, wondering if you could comment a little bit on how we should think about this — the sources of leverage for the second half? Any changes to the patterns we’ve been seeing? Or is it just kind of a flow-through there? Thank you very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, thanks, Peter. Well, look, digital talent — It’s not just digital talent: creative talent, account management — this is, our business is talent so therefore, it’s very competitive. We’re very pleased if you look at the people we’ve been able to recruit recently in terms of high level people. McCann, for example, recruiting Rob Reilly on the creative side. He’s had a great impact at McCann, and he’s been able to recruit talent behind him in terms of what they’re doing. And yes, our compensation packages are including more equity-based compensation to have them part of the performance. I think it’s pay-for-performance, and we try to move most of our high-level executives to a pay-for-performance structure.
On the digital side, if you take a look at some of our digital acquisitions, we put into it earnouts that are based on performance when we buy them. We also put in — we have — one of the things that’s going on is obviously IP, okay? The question is, who owns the IP? So we have pools in some of our digital agencies and in our media businesses where we encourage our people, the entrepreneurs that are within those businesses, to think out-of-the-box. And we’ll invest some money behind them, and they’ll participate. So, that’s one of the vehicles we use to retain and keep those types of individuals in the marketplace.
But we constantly look at our overall compensation structure to make sure that we are (a) competitive and (b) that our people participate on the upside on the senior levels. And it’s also based on the performance of their various networks. So we have a very sophisticated compensation plan based on networks, based on IPG performance and, depending on what level you are being brought in on, use of equity compensation. So, yes, the answer is we have to do all of it. And we have to use it in the right place. You can’t just throw out — you just don’t throw out equity ownership across the whole company, because it doesn’t have that kind of impact. But on senior talent and individuals who are coming and bringing with them unique expertise, we certainly do use it.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Peter, on the leverage question, it’s all about conversion. Through six months, our growth conversion of profit was about 27% on a constant-currency basis. We said 30% is what our objective was, so we’re in the ballpark. So when we look at the back half of the year, it’s critical for us to convert. And when we look at conversion, it’s all about how we manage SRS. Because I think our other cost components are very well-managed, it’s all about how we manage SRS, and that’s going to be the focus for the next two quarters.

Mr. Stabler:
Thanks very much. Great first half.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
Okay, thank you.

Operator:
Thank you. Our final question comes from Ben Swinburne, Morgan Stanley. . . .
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Ben.
Benjamin Swinburne, Morgan Stanley:
Good morning, guys. Thanks for squeezing me in. I wanted to ask two, Michael. One, you talked a little bit about Draft in your opening remarks. I think it’s been almost a year, maybe a little less, since Carter came on. How is that group doing in terms of growth? I think it’s probably not growing as fast as the overall business, and you guys have been putting up decent topline despite that. Any sort of line of sight on when that business starts to pick up? Any accounts we should be focused on? Does he have his whole team in place?
And then since is the last question, I will throw my second one in. Admittedly, yesterday’s news, but with Publicis-Omnicom unwinding itself since last earnings call, I’d love to just get any takeaways that you guys have from that whole process. Anything you learned, either from the employee side or from the client side, or just any thoughts on why — What happened? And if it has any implications for the broader industry would be interesting. Thanks.
Mr. Roth:
Sure. [Laughter.] I thought I was going to get through a call without having to answer that question. First of all, it is no longer Draft, it’s FCB, so – which is, it sounds like that’s a small task, it isn’t. I think what Carter and his team, in terms of transforming that organization, the rollout of the FCB brand, now has really taken hold. Carter and the people he brought in have really gelled, in terms of the DNA of FCB. They came out of the gate. They won some high-profile clients. In terms of wins, as you know, they won Levi’s, they won Trulia, and they won Ghirardelli. So, that was — it’s great. They were competing against top-notch agencies.
So they really have some great talent. And Carter has done an amazing job in bringing in high-level people, in terms of markets that they needed to build up their expertise, particularly Nigel Jones bringing – brought in over in Europe. And Lee Garfinkel in New York, and their healthcare business with Dana is doing very well.
So, I’m very happy where FCB is and the team, and we’re really excited about what the future holds with respect to that transformation. It’s not easy to move a battleship like that. The results, frankly, for the year at FCB are consistent with what we were planning for them for the year. It takes time. You don’t expect it automatically to be a huge contributor, in terms of overall, but it’s an important global network for us. And they are contributing. And we’re very excited about it. All you have to do is see Carter and his team, in terms of how they pitch new business and the excitement that they have. It’s really great to see.
Mr. Swinburne:
Great.
Mr. Roth:
As far as the Publicis-Omnicom transaction, I was kind of hoping it would continue to be delayed forever and not take place. Because I think the distraction of having two very competitive companies like Omnicom and Publicis being focused on their transaction instead of what we’re doing out there was kind of fun. And they’re back. I mean, we’re competing against them.

But we didn’t expect it to stay forever. We never were — we didn’t go home and worry about the transaction even if it got completed. We felt we have the resources and the scale to compete. We used it as an advantage in recruiting some very highly talented, high-profile individuals and some client pick-ups.
But now we’re back to competing as usual. So it’s going to take them some time to work through some of their issues, in terms of talent and so on. But, it’s — we just put our heads down and focus on our clients and our business.
Mr. Swinburne:
Does the failure to get that done suggest just to highlight how hard it is to do these kind of deals, given the complexity and it’s a people business? Or do you think it’s specific to what was going on there?
Mr. Roth:
I’ll let them answer those questions. I think big transactions, a $35 billion transaction, by definition is difficult to complete. If you add, on top of it, it’s a service business and it’s multinational, and it’s different cultures, I think it was pretty clear from the beginning it was going to be difficult to complete. That doesn’t mean to say you can’t do transactions, but it’s difficult.
Mr. Swinburne:
Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, thank you very much for your support. We look forward to the next earnings call, and enjoy the rest of the summer. Thank you.
Operator:
Thank you. This does conclude today’s conference. . . .

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This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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•
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